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                                                                    EXHIBIT 5(B)



                           RICHARDS, LAYTON & FINGER
                               ONE RODNEY SQUARE
                              WILMINGTON, DE 19899



                                  May 25, 1994



PLC Capital L.L.C.


c/o Protective Life Corporation


2801 Highway 280 South


Birmingham, Alabama 35202



Re: PLC Capital L.L.C.



Ladies and Gentlemen:



    We have acted as special Delaware counsel for Protective Life Corporation, a Delaware corporation ("Protective"), and PLC Capital L.L.C., a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.



    For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:



        (a) The Certificate of Formation of the Company, dated as of March 24, 1994 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 24, 1994;



        (b) The Limited Liability Company Agreement of the Company, dated as of March 24, 1994;



        (c) The Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 20, 1994 (the "LLC Agreement");



        (d) A Form of Action of Protective, as the Class A Interest Holder, attached as Annex A to the LLC Agreement (the "Action"), relating to the ___% Cumulative Monthly Income Preferred Securities, Series _, of the Company (each, a "Preferred Security" and collectively, the "Preferred Securities");



        (e) Amendment No. 4 to the Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus subject to completion, dated May 25, 1994 (the "Prospectus"), and a prospectus supplement subject to completion, dated May 25, 1994 (the "Prospectus Supplement"), relating to the Preferred Securities, as filed by Protective and the Company with the Securities and Exchange Commission on May 25, 1994; and



        (f) A Certificate of Good Standing for the Company, dated May 25, 1994, obtained from the Secretary of State.



    Initially capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.



    For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the Registration Statement. We assume that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

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    With  respect to all documents examined by  us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.



    For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the Company, and that the LLC Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, including the LLC Agreement by Protective and Protective LLC Holding, Inc., a Delaware corporation, as members of the Company, and (vi) that the Company is not treated as an association taxable as a corporation for purposes of United States income taxation. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.



    This opinion is limited in the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.



    Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:



        1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 DEL.C. Section 18-101, ET SEQ.) (the "Act").



        2. Upon (i) completion and due execution of the Action by Protective, as the Class A Interest Holder, (ii) issuance of and payment for the Preferred Securities as contemplated by the LLC Agreement, the Action and the Registration Statement, and (iii) the reflection on the books and records of the Company of all information required by the LLC Agreement and the Act, the Preferred Securities will be valid and, subject to the qualifications set forth herein, fully paid and nonassessable limited liability company interests in the Company, as to which the Holders of the Preferred Securities, in their capacities as such, will have no liability solely by reason of being Holders of the Preferred Securities in excess of their obligations to make payments provided for in the LLC Agreement and their share of the Company's assets and undistributed profits (subject to the obligation of a Holder of a Preferred Security to repay any funds wrongfully distributed to it).



    We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to Debevoise & Plimpton relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them in connection with the issuance of the Preferred Securities. Further, we hereby consent to the use of our name under the heading "Legal Opinions" in each of the Prospectus and the Prospectus Supplement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.



                                          Very truly yours,



                                          /s/ RICHARDS, LAYTON & FINGER